Exhibit 99.1

STONE ENERGY CORPORATION

Announces Third Quarter 2013 Results

LAFAYETTE, LA. November 4, 2013

Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the third quarter of 2013 and provided updated guidance. Some of the highlights include:

•	Generated net income of $36.1 million and cash flow of $166.1 million.

•	Production for the third quarter of 2013 averaged 49.4 thousand barrels of oil equivalent (MBoe) per day, which was near record volumes, and represents an 18% increase from 41.8 MBoe per day in the third quarter of 2012.

•	The San Marcos deep water well spud in September and is currently drilling with a target depth of 29,000 feet.

•	The drilling rig for the Stone operated Amethyst deep water prospect is mobilizing to location.

•	The deep gas Tomcat prospect was spud in October and is currently drilling at approximately 3,500 feet with a target depth of 16,125 feet.

Chairman, President and Chief Executive Officer David Welch stated, “We have entered an exciting phase of our ongoing strategy to grow the company. We registered one of the highest levels of quarterly production in Stone’s history with volumes just under 50,000 Boe per day and have increased full year production guidance again. Over the next several quarters, we are exposing the company to numerous significant projects in the Gulf of Mexico deep water. We are currently participating in the San Marcos deep water prospect and we are moving a rig to drill the Stone operated deep water Amethyst prospect, with both scheduled to be at total depth in the first quarter of 2014. We expect to spud both our Stone operated Cardona development well and the ExxonMobil operated Mica Deep prospect in early 2014. In addition, the Tomcat deep gas exploration prospect is drilling and is projected to be at total depth in early 2014. In Appalachia, we experienced steady increases in our Marcellus shale production, with third quarter volumes of over 80 MMcfe per day. Additionally, we are continuing with our process to divest a portion of our conventional shelf, state water and onshore Louisiana properties to further strengthen our balance sheet. “

Financial Results

For the third quarter of 2013, Stone reported net income of $36.1 million, or $0.72 per share, on oil, gas, and natural gas liquids (NGLs) revenue of $255.8 million, compared to net income of $23.7 million, or $0.48 per share, on oil, gas, and NGLs revenue of $226.7 million in the third quarter of 2012. Discretionary cash flow totaled $166.1 million during the third quarter of 2013, as compared to $142.9 million during the third quarter of 2012. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.

Net daily production during the third quarter of 2013 averaged 49.4 thousand barrels of oil equivalent (MBoe) per day (296 million cubic feet of gas equivalent (MMcfe) per day), compared with net daily production of 45.4 MBoe (272 MMcfe) per day in the second quarter of 2013, and net daily production of 41.8 MBoe (251 MMcfe) per day in the third quarter of 2012. The production mix for the third quarter of 2013 was 40% oil, 9% NGLs and 51% natural gas. Production for the fourth quarter of 2013 is expected to decrease slightly to approximately 42.5-45.5 MBoe (255-273 MMcfe) per day due to Williams pipeline downtime in Appalachia during the month of October, the sale of selected onshore Louisiana properties on October 1, 2013, downtime associated with Tropical Storm Karen, and unplanned downtime at Ship Shoal Block 113. However, due to positive third quarter production results, the full year production guidance has been increased to 44.5-45.5 MBoe (267-273 MMcfe) per day.

Prices realized during the third quarter of 2013 averaged $103.16 per barrel of oil, $38.77 per barrel of NGLs and $3.80 per Mcf of natural gas. Average realized prices for the third quarter of 2012 were $104.15 per barrel of oil, $34.93 per barrel of NGLs and $3.20 per Mcf of natural gas. Effective hedging transactions increased the average realized price of natural gas by $0.39 per Mcf and decreased the average realized price of oil by $4.14 per barrel in the third quarter of 2013.

Lease operating expenses (LOE) during the third quarter of 2013 totaled $54 million ($11.88 per Boe or $1.98 per Mcfe), compared to $61.0 million ($15.86 per Boe or $2.64 per Mcfe), in the third quarter of 2012.

Transportation, processing and gathering expenses during the third quarter of 2013 totaled $13.1 million ($2.88 per Boe or $0.48 per Mcfe) compared to $6.8 million ($1.76 per Boe or $0.29 per Mcfe) in the third quarter of 2012. The increase is attributable to higher gas and NGL volumes, short term blending fees in Appalachia and higher Gulf of Mexico pipeline fees.

Depreciation, depletion and amortization (DD&A) on oil and gas properties for the third quarter of 2013 totaled $91.9 million ($20.23 per Boe or $3.37 per Mcfe), compared to $88.4 million ($22.99 per Boe or $3.83 per Mcfe), in the third quarter of 2012.

Salaries, general and administrative (SG&A) expenses (excluding incentive compensation expense) for the third quarter of 2013 were $14.2 million ($3.12 per Boe or $0.52 per Mcfe), compared to $13.7 million ($3.56 per Boe or $0.59 per Mcfe), in the third quarter of 2012.

Capital expenditures before capitalized SG&A and interest during the third quarter of 2013 were approximately $161.6 million, which includes $23.8 million of plugging and abandonment expenditures. Additionally, $8.6 million of SG&A expenses and $11.9 million of interest were capitalized during the quarter. Capital expenditures before capitalized SG&A and interest for the first nine months of 2013 were approximately $487.6 million, which includes $61.2 million of plugging and abandonment expenditures. Additionally, $22.6 million of SG&A expenses and $32.8 million of interest were capitalized during the first nine months of 2013.

As of September 30 and November 4, 2013, there were no outstanding borrowings under Stone’s bank credit facility and letters of credit totaling $21.5 million had been issued pursuant to the facility, leaving $378.5 million of availability under the bank credit facility.

Operational Update

Mississippi Canyon 983 – San Marcos (Deep Water). The San Marcos prospect at Mississippi Canyon 983 was spud in September. The well is currently expected to reach a depth of 29,000 feet late in the fourth quarter of 2013 or early in 2014. Stone holds a 25% working interest in the prospect which is operated by Apache Deepwater LLC.

Mississippi Canyon 26 – Amethyst (Deep Water). The Diamond Ocean Victory drilling rig is being mobilized to the deep water Amethyst exploration prospect. If successful, this well will likely be tied back to the 100% Stone-owned Pompano platform. Stone is the operator of the well and currently holds a 100% working interest. Target depth is 20,000 feet and the well is estimated to take three months to drill.

Pompano Area – Cardona and Cardona South (Deep Water). Drilling on Stone’s Cardona prospect, located in Mississippi Canyon 29, is expected to commence during the first quarter of 2014 followed by the drilling of the Cardona South well. Stone plans to tie back both wells to the 100% owned Pompano platform with production projected for early 2015. Stone holds a 65% working interest in the Cardona wells and will be the operator. Each well is estimated to take three months to drill.

Mississippi Canyon 211 – Mica Deep (Deep Water). The Mica Deep exploration well is expected to spud in the first quarter of 2014. Stone holds a 50% working interest in the project which is operated by ExxonMobil. The well is expected to take 3 months to drill.

Walker Ridge 719 – Phinisi (Deep Water). The Phinisi exploration well is projected to spud in 2014. Stone currently holds a 20% working interest in the prospect, which is operated by Eni. The well is estimated to take four months to drill.

Walker Ridge 89 – Goodfellow (Deep Water). The Goodfellow exploration well is projected to spud in 2014. Stone currently holds approximately a 12.8% working interest in the prospect, which is operated by Eni. The well is estimated to take five months to drill.

Mississippi Canyon 555 – Guadalupe (Deep Water). The Guadalupe exploration well is currently scheduled to spud in 2014. Stone currently holds a 40% working interest in the prospect, which is operated by Apache Deepwater LLC. The well is estimated to take four months to drill.

Tomcat (Deep Gas). The ENSCO 81 jack-up rig was mobilized to the deep gas Tomcat prospect in October 2013. The well is currently drilling ahead at 3,500 feet and is expected to reach the anticipated depth of 16,125 feet in early 2014. Stone holds a 100% working interest in the prospect.

Appalachian Basin – Marcellus Shale (Drill Program Update). Stone drilled seven Marcellus shale wells during the third quarter of 2013, bringing the total to 23 horizontal Marcellus shale wells drilled in 2013. By year end, Stone expects to have drilled 28 to 30 wells and to have completed 27 to 30 wells in the Marcellus shale.

Appalachian Basin – Marcellus Shale (Production Update). During the third quarter of 2013, Stone averaged 82 MMcfe per day (58 MMcf per day of gas and 4,000 barrels per day of liquids) from Stone’s Marcellus shale position. During the third quarter of 2013, seven new wells in the Mary field were brought online. Stone expects to bring an additional 11 wells in the Mary field online during the fourth quarter of 2013. During the month of October 2013, production was restricted due to downtime at the Williams pipeline; however production is currently above previous levels.

Appalachian Basin – Upper Devonian Shale. Stone drilled an Upper Devonian horizontal test well in the Mary field during the second quarter of 2013. The well was drilled with a 2,450 foot lateral and completed with nine stages. The well will be tested during the fourth quarter of 2013, with results expected in the first quarter of 2014.

Conventional Shelf (Drill Program). A discovery was made on the Taildancer prospect at Ship Shoal 113, with the well encountering 130 feet of net oil and gas pay. Production from this discovery is projected to be online in the fourth quarter of 2013. Stone is the operator with a 100% working interest.

Conventional Shelf (Potential Sale). Stone has engaged a financial advisor to market certain properties in the Conventional Shelf, state waters, and onshore Louisiana. Stone’s Weeks Island field, which had third quarter production of approximately 1,200 Boe per day, was sold on October 1, 2013 for approximately $46 million. The potential sale of the remaining properties is subject to market conditions and there is no assurance that it will be completed, in whole or in part, or by any particular time.

2013 Guidance

Guidance for the fourth quarter and full year 2013 is shown in the table below (updated guidance numbers are italicized and bolded). The guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements.”

	Fourth Quarter	Full Year
Production—MBoe per day	42.5 – 45.5	44.5 – 45.5
(MMcfe per day)	(255 –273)	(267 – 273)
Lease operating expenses (in millions) (excluding transportation/processing expenses)	—	$210 – $220
Transportation, processing and gathering (in millions)		$37 – $42
Salaries, General & Administrative expenses (in millions) (excluding incentive compensation)	—	$55 – $60
Depreciation, Depletion & Amortization (per MBoe)	—	$20.40 – $21.00
(per Mcfe)		$3.40 – $3.50
Corporate Tax Rate (%)	—	35% – 37%
Capital Expenditure Budget (in millions) (excluding acquisitions)	—	$710

Hedge Position

The following table illustrates our derivative positions for 2013, 2014 and 2015 as of November 4, 2013:

	Fixed-Price Swaps
	NYMEX (except where noted)
	Natural Gas			Oil
	Daily Volume (MMBtus/d)		Swap Price	Daily Volume (Bbls/d)		Swap Price
2013	10,000		$4.000	2,000	**	$92.35
2013	10,000	*	4.050	1,000		92.80
2013	20,000	**	4.450	2,000	***	94.05
2013	10,000		5.270	1,000		94.45
2013	10,000		5.320	1,000		94.60
2013				1,000		97.15
2013				1,000		101.53
2013				1,000		103.00
2013				1,000		103.15
2013				1,000		104.25
2013				1,000		104.47
2013				1,000		104.50
2013				1,000	†	107.30

2014	10,000		4.000	1,000		90.06
2014	10,000		4.040	1,000		92.25
2014	10,000		4.105	1,000		93.55
2014	10,000		4.190	1,000		94.00
2014	10,000		4.250	1,000		98.00
2014	10,000		4.350	1,000		98.30
2014				2,000	***	98.85
2014				1,000		99.65
2014				1,000	†	103.30

2015	10,000		4.005	1,000		90.00
2015	10,000		4.220
2015	10,000		4.255

*	April – December
**	July – December
***	January – June
†	Brent oil contract

Other Information

Stone Energy has planned a conference call for 9:00 a.m. Central Time on November 5, 2013 to discuss the operational and financial results for the third quarter of 2013. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.

Non-GAAP Financial Measures

In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells, future financial or operating results and the amount, and timing of any potential divestitures are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, market conditions relating to acquisitions and divestitures and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf oil production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-2072 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
FINANCIAL RESULTS
Net income	$36,102	$23,659	$115,882	$105,180
Net income per share	$0.72	$0.48	$2.32	$2.13
PRODUCTION QUANTITIES
Oil (MBbls)	1,809	1,736	5,243	5,289
Natural Gas (MMcf)	13,866	10,615	35,969	31,031
Natural gas liquids (MBbls)	425	341	1,048	794
Oil, gas and NGLs (MBoe)	4,545	3,846	12,286	11,255
Oil, gas and NGLs (MMcfe)	27,270	23,077	73,715	67,529
AVERAGE DAILY PRODUCTION
Oil (MBbls)	20	19	19	19
Gas (MMcf)	151	115	132	113
Natural gas liquids (MBbls)	5	4	4	3
Oil, gas and NGLs (MBoe)	49	42	45	41
Oil, gas and NGLs (MMcfe)	296	251	270	246
REVENUE DATA
Oil revenue	$186,608	$180,806	$558,031	$564,745
Natural Gas revenue	52,728	34,003	137,382	91,006
Natural gas liquids revenue	16,476	11,910	36,854	35,228

Total oil, natural gas and NGL revenue	$255,812	$226,719	$732,267	$690,979
AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$107.30	$101.81	$105.98	$106.57
Natural Gas (per Mcf)	3.41	2.65	3.50	2.38
Natural gas liquids (per Bbl)	38.77	34.93	35.17	44.37
Oil, gas and NGLs (per Boe)	56.75	56.35	58.48	59.76
Oil, gas and NGLs (per Mcfe)	9.46	9.39	9.75	9.96
Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$103.16	$104.15	$106.43	$106.78
Natural Gas (per Mcf)	3.80	3.20	3.82	2.93
Natural gas liquids (per Bbl)	38.77	34.93	35.17	44.37
Oil, gas and NGLs (per Boe)	56.28	58.95	59.60	61.39
Oil, gas and NGLs (per Mcfe)	9.38	9.82	9.93	10.23
COST DATA
Lease operating expenses	$53,986	$60,995	$157,547	$157,030
Salaries, general and administrative expenses	14,201	13,673	43,351	40,521
DD&A expense on oil and gas properties	91,932	88,417	252,759	258,598
AVERAGE COSTS
Lease operating expenses (per Boe)	$11.88	$15.86	$12.82	$13.95
Lease operating expenses (per Mcfe)	1.98	2.64	2.14	2.33
Salaries, general and administrative expenses (per Boe)	3.12	3.56	3.53	3.60
Salaries, general and administrative expenses (per Mcfe)	0.52	0.59	0.59	0.60
DD&A expense on oil and gas properties (per Boe)	20.23	22.99	20.57	22.98
DD&A expense on oil and gas properties (per Mcfe)	3.37	3.83	3.43	3.83
AVERAGE SHARES OUTSTANDING – Diluted	48,776	48,384	48,720	48,343

STONE ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating revenue:
Oil production	$186,608	$180,806	$558,031	$564,745
Gas production	52,728	34,003	137,382	91,006
Natural gas liquids production	16,476	11,910	36,854	35,228
Other operational income	873	678	2,659	2,520
Derivative income, net	—	—	—	3,119

Total operating revenue	256,685	227,397	734,926	696,618

Operating expenses:
Lease operating expenses	53,986	60,995	157,547	157,030
Transportation, processing and gathering expenses	13,081	6,762	27,374	15,911
Other operational expenses	237	82	382	195
Production taxes	5,224	1,842	11,404	7,578
Depreciation, depletion and amortization	92,853	89,274	255,497	260,982
Accretion expense	8,431	8,405	25,012	24,926
Salaries, general and administrative expenses	14,201	13,673	43,351	40,521
Incentive compensation expense	4,566	67	8,047	3,907
Derivative expense, net	1,684	1,812	1,537	—

Total operating expenses	194,263	182,912	530,151	511,050

Income from operations	62,422	44,485	204,775	185,568

Other (income) expenses:
Interest expense	7,922	7,692	26,452	21,107
Interest income	(1,311)	(117)	(1,543)	(227)
Other income, net	(782)	(443)	(2,190)	(1,229)
Loss on early extinguishment of debt	—	—	—	—
Other expense, net	—	—	—	—

Total other expenses	5,829	7,132	22,719	19,651

Net income before taxes	56,593	37,353	182,056	165,917

Provision (benefit) for income taxes:
Current	(88)	595	(10,827)	1,164
Deferred	20,579	13,099	77,001	59,573

Total income taxes	20,491	13,694	66,174	60,737

Net income	$36,102	$23,659	$115,882	$105,180

STONE ENERGY CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income as reported	$36,102	$23,659	$115,882	$105,180
Reconciling items:
Depreciation, depletion and amortization	92,853	89,274	255,497	260,982
Deferred income tax provision	20,579	13,099	77,001	59,573
Accretion expense	8,431	8,405	25,012	24,926
Stock compensation expense	2,717	2,529	7,583	6,800
Non-cash interest expense	4,203	3,790	12,384	9,068
Other	1,263	2,103	1,470	(1,450)

Discretionary cash flow	166,148	142,859	494,829	465,079
Change in current income taxes	15,695	681	(704)	(3,240)
Settlement of asset retirement obligations	(23,843)	(25,293)	(61,178)	(47,211)
Other working capital changes	5,537	6,246	6,563	(40,715)

Net cash provided by operating activities	$163,537	$124,493	$439,510	$373,913

STONE ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$243,075	$279,526
Accounts receivable	189,565	167,288
Fair value of hedging contracts	14,423	39,655
Current income tax receivable	10,893	10,027
Deferred taxes	26,350	15,514
Inventory	3,843	4,207
Other current assets	1,439	3,626

Total current assets	489,588	519,843
Oil and gas properties, full cost method of accounting:
Proved	7,589,153	7,244,466
Less: accumulated depreciation, depletion and amortization	(5,762,937)	(5,510,166)

Net proved oil and gas properties	1,826,216	1,734,300
Unevaluated	576,395	447,795
Other property and equipment, net	23,965	22,115
Fair value of hedging contracts	5,114	9,199
Other assets, net	49,148	43,179

Total assets	$2,970,426	$2,776,431

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$104,486	$94,361
Undistributed oil and gas proceeds	42,913	23,414
Accrued interest	14,272	18,546
Fair value of hedging contracts	8,261	149
Asset retirement obligations	60,938	66,260
Other current liabilities	21,680	16,765

Total current liabilities	252,550	219,495
8 5⁄8% Senior Notes due 2017	375,000	375,000
7 1⁄2% Senior Notes due 2022	300,000	300,000
1 3⁄4% Senior Convertible Notes due 2017*	248,745	239,126
Deferred taxes	387,033	310,830
Asset retirement obligations	407,712	422,042
Fair value of hedging contracts	360	1,530
Other long-term liabilities	26,463	36,275

Total liabilities	1,997,863	1,904,298

Common stock	488	484
Treasury stock	(860)	(860)
Additional paid-in capital	1,393,439	1,386,475
Accumulated deficit	(426,917)	(542,799)
Accumulated other comprehensive income	6,413	28,833

Total stockholders’ equity	972,563	872,133

Total liabilities and stockholders’ equity	$2,970,426	$2,776,431

*	Face value of $300 million